Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form F-4 of our report dated June 21, 2007 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in Grupo Televisa, S.A.B’s Annual Report on Form 20-F for the year ended December 31, 2006. We also consent to the references to us under the headings “Experts” in such Registration Statement.
PricewaterhouseCoopers S.C.
/s/ José Miguel Arrieta Méndez
C.P.C. José Miguel Arrieta Méndez
July 9th, 2007